As filed with the Securities and Exchange Commission on May 14, 2007	Registration No. 333-138030

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post Effective Amendment No. 1 to

FORM F-1 on FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KODIAK OIL & GAS CORP.

(Exact name of registrant as specified in its charter)

Yukon Territory (State or other jurisdiction of incorporation or organization)	1331 (Primary Standard Industrial Classification Code)	N/A (I.R.S. Employer Identification No.)

1625 Broadway, Suite 330

Denver, Colorado 80202

(303) 592-8075

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lynn A. Peterson

Chief Executive Officer

1625 Broadway, Suite 330

Denver, Colorado 80202

(303) 592-8075

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randal R. Jones
Dorsey & Whitney LLP
U.S. Bank Center
1420 Fifth Avenue, Suite 3400
Seattle, WA 98101-4010
Tel: (206) 903-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Post-Effective Amendment.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering:

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:

_________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities pursuant to the registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling shareholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION

Common Stock

9,937,568 SHARES OF COMMON STOCK OFFERED BY THE SELLING SHAREHOLDERS

This prospectus relates to the public offer and sale by some of the shareholders of Kodiak Oil & Gas Corp., a Yukon corporation (“KOG”) of 9,937,568 common shares. The selling shareholders may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

We will not receive any proceeds from the sale of these shares.

Our common shares are quoted on the AMEX under the symbol “KOG”. On May 11, 2007, the last reported closing price for our common shares as reported by the AMEX was $6.23 per share.

An investment in the common shares offered for sale under this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the United States Securities and Exchange Commission or the securities administrator or similar regulatory authority of any other national, state, provincial or other jurisdiction, has approved or disapproved of the common shares offered for sale under this prospectus or the merits of that offering, or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2007

Kodiak Oil and Gas Corp.

Green River Basin and Williston Basin

Green River Basin

Williston Basin

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	17
SELLING SHAREHOLDERS	18
PLAN OF DISTRIBUTION	19
WHERE YOU CAN FIND MORE INFORMATION	20
EXPERTS	21

You should rely only on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained in this prospectus. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including our historical consolidated financial statements and the notes to those financial statements included in this prospectus. You should also carefully consider the matters discussed under “Risk Factors.”

In this prospectus, unless the context otherwise requires, the terms “Kodiak Oil & Gas,” “Kodiak,” “we,” “us” and “our” refer to Kodiak Oil & Gas Corp. and its consolidated subsidiary.

Our functional currency is the United States dollar. All references to “dollars” or “$” in this prospectus refer to United States or U.S. dollars unless specific reference is made to Canadian or CDN dollars.

Our Business

We are an independent energy company focused on the exploration, exploitation, acquisition and production of crude oil and natural gas in the United States. Our oil and natural gas reserves and operations are concentrated in two Rocky Mountain basins. Our corporate strategy is to internally identify prospects, acquire lands encompassing those prospects and evaluate those prospects using subsurface geology and geophysical data and exploratory drilling. Using this strategy, we have developed an oil and natural gas portfolio of proved reserves as well as other conventional and unconventional prospects that we have the opportunity to explore, develop and drill.

Our Properties

We have focused our exploration on two geographic areas in the Rocky Mountain Region of the United States. We explore for conventional and unconventional gas plays in the Green River Basin in Wyoming and Colorado, and for oil in the Williston Basin in Montana and North Dakota. Existing oil and natural gas pipeline infrastructure is of critical importance to us in identifying our prospects. In most cases, our natural gas prospects are within a reasonable distance of natural gas pipelines, therefore limiting the construction of gathering systems necessary to tie into existing lines. Our oil is transported mostly by trucks and, if available, pipelines.

Green River Basin

Our primary leaseholdings in the Green River Basin are located in an area referred to as the Vermillion Basin. In this geologic region, we believe there is natural gas trapped in various sands and shales at depths to nearly 15,000 feet. The primary targets of our exploration efforts are the Almond sands at an approximate depth of 5,000 feet, the Baxter shale at approximately 10,000 feet and the Frontier sandstones at 13,000 feet. The Vermillion Basin is an emerging resource play that has a tremendous amount of gas in place. Exploration efforts are in the early stages with only 21 wells completed or waiting on completion to date with three wells currently drilling. The resource play recently saw its first horizontal well which was completed in April. Of the three wells currently drilling two of them are scheduled to be horizontal including Kodiak’s NT Federal #4-35H well.

Williston Basin

Our exploration efforts in the Williston Basin are concentrated on exploiting the oil and natural gas potential of the Mission Canyon Formation at an approximate depth of 8,000 feet, the Bakken Formation at 10,500 feet and the Red River at 11,000 feet. We have drilled thirteen wells in the Basin since 2005 with nine producing wells and one well currently drilling. Our leaseholdings provide us with a number of geologic leads that will be developed over the next few years.

Our principal executive offices are located at 1625 Broadway, Suite 330, Denver, Colorado 80202, and our telephone number is (303) 592-8075. We maintain a website at http://www.kodiakog.com. The information contained on or accessible through our website is not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether or not to invest in our common stock.

The Offering

This prospectus covers up to 9,937,568 common shares to be sold by the selling shareholder identified in this prospectus.

Shares offered by the selling shareholders	9,937,568 common shares

Offering price	Determined at the time of sale by the selling shareholder.

Common shares outstanding as of April 30, 2007	87,573,426 shares

Common stock owned by the selling shareholders following this offering if all shares are sold	None

Use of proceeds	All proceeds of this offering will be received by the selling shareholders for their own account.

American Stock Exchange and TSX Venture Exchange Symbols	KOG

Risk factors

An investment in our common stock involves significant risks. You should carefully consider the matters discussed under “Risk Factors” immediately following this prospectus summary before making a decision to buy shares of our common stock.

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RISK FACTORS

Investing in shares of our common stock is highly speculative and involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described below before purchasing shares of our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could materially suffer. As a result, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Relating to the Company

We will require significant additional capital, which may not be available to us on favorable terms, or at all.

We will need to expend significant capital in order to explore and develop our properties. Our plan of operation for 2007 contemplates capital expenditures of $60 million for the development of existing properties and anticipated property acquisitions. If our available sources of liquidity are insufficient to fund our expected capital needs for 2007, or our needs are greater than anticipated, we will be required to raise additional funds in the future through private or public sales of equity securities or the incurrence of indebtedness. In addition, we will be required to raise additional funds in the future to fund our plan of operation beyond 2007.

There can be no assurance that we will obtain necessary additional financing on favorable terms or at all. If we borrow additional funds, we likely will be obligated to make periodic interest or other debt service payments and may be subject to additional restrictive covenants. Should we elect to raise additional capital through the issuance and sale of equity securities, the sales may be at prices below the market price of our stock, and our shareholders may suffer significant dilution. Our failure to obtain financing on a timely basis or on favorable terms could result in the loss or substantial dilution of our interests in our properties. In addition, the failure of any of our joint venture partners to obtain any required financing could adversely affect our ability to complete the exploration or development of any of our joint venture projects on a timely basis.

We have historically incurred losses and expect to incur additional losses in the future. It is difficult for us to forecast when we will achieve profitability, if ever.

We have historically incurred losses from operations during our limited history in the oil and natural gas business. As at December 31, 2006, we had a cumulative deficit of $8,615,667. While we have developed some of our properties, most of our properties are in the exploration stage and to date we have established a limited volume of proved reserves on our properties. To become profitable, we would need to be successful in our acquisition, exploration, development and production activities, all of which are subject to many risks beyond our control. We cannot assure you that we will successfully implement our business plan or that we will achieve commercial profitability in the future. Even if we become profitable, we cannot assure you that our profitability will be sustainable or increase on a periodic basis. In addition, should we be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those in the financial statements included in this Form 10-K. Finally, due to our limited history in the oil and natural gas business, we have limited historical financial and operating information available to help you evaluate our performance or an investment in our common stock.

We may not be able to successfully drill wells that can produce oil or natural gas in commercially viable quantities.

We cannot assure you that we will be able to successfully drill wells that can produce commercial quantities of oil and natural gas in the future. The total cost of drilling, completing and operating a well is uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Further, many factors may curtail, delay or cancel drilling, including the following:

•	our limited history of drilling wells;
•	delays and restrictions imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;
•	shortages of or delays in obtaining equipment and qualified personnel;
•	equipment failures or accidents;
•	adverse weather conditions;
•	reductions in oil and natural gas prices;
•	land title problems; and
•	limitations in the market for oil and natural gas.

The occurrence of any of these events could negatively affect our ability to successfully drill wells that can produce oil or natural gas in commercially viable quantities.

The actual quantities and present value of our proved reserves may be lower than we have estimated.

The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Accordingly, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, and quantities of recoverable oil and natural gas reserves most likely will vary from these estimates and vary over time. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any change in consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of our oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it reflect discount factors used in the market place for the purchase and sale of oil and natural gas.

Our interests are held in the form of leases that we may be unable to retain.

Our properties are held under leases, and working interests in leases. Generally, the leases we are a party to are for a fixed term, but contain a provision that allows us to extend the term of the lease so long as we are producing oil or natural gas in quantities to meet the required payments under the lease. If we or the holder of a lease fails to meet the specific requirements of the lease regarding delay rental payments, continuous production or development, or similar terms, portions of the lease may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil and natural gas production and thus have a material adverse effect on our business, results of operation and financial condition.

We have limited control over activities in properties we do not operate, which could reduce our production and revenues.

We do not operate all of the properties in which we have an interest. As of December 31, 2006, we owned a non-operating interest in six wells in the Vermillion Basin and may acquire non-operating interests in additional wells in the future. As a result, we may have a limited ability to exercise influence over normal operating procedures, expenditures or future development of underlying properties and their associated costs. For all of the properties that are operated by others, we are dependent on their decision-making with respect to day-to-day operations over which we have little control. The failure of an operator of wells in which we have an interest to adequately perform operations, or an operator’s breach of applicable agreements, could reduce production and revenues we receive from that well. The success and timing of our drilling and development activities on properties operated by others depend upon a number of factors outside of our control, including:

•	timing and amount of capital expenditures;
•	expertise and financial resources; and
•	inclusion of other participants.

We have a limited experience as an operator of wells.

We are an independent energy company with a limited operating history and limited experience in drilling and operating wells in the Green River Basin and the Williston Basin. We currently conduct some of our oil and natural gas exploration, development and production activities in joint ventures with others. As part of our corporate strategy, we plan to seek to operate our wells where possible and to maintain a high level of participation in our wells by investing our own capital in drilling operations. While our management team has considerable industry experience, to date our company has drilled only two wells in the Green River Basin and eleven wells in the Williston Basin. Currently, we operate only three wells in the Green River Basin and eight wells in the Williston Basin. If we fail to successfully manage our drilling and exploration programs or fail to successfully operate our wells, we may never become profitable.

The title to our properties may be defective.

It is our practice in acquiring oil and natural gas leases or interests in oil and natural gas leases not to undergo the expense of retaining lawyers to fully examine the title to the interest to be placed under lease or already placed under lease. Rather, we rely upon the judgment of oil and natural gas lease brokers or landmen who actually do the field work in examining records in the appropriate governmental office before attempting to place under lease a specific interest. We believe that this practice is widely followed in the oil and natural gas industry.

Prior to drilling a well for oil and natural gas, it is the normal practice in the oil and natural gas industry for the person or company acting as the operator of the well to hire a lawyer to examine the title to the unit within which the proposed oil and natural gas well is to be drilled. Frequently, as a result of such examination, curative work must be done to correct deficiencies in the marketability of the title. The work entails expense and might include obtaining an affidavit of heirship or causing an estate to be administered. The examination made by the title lawyers may reveal that the oil and natural gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and natural gas lease or leases may be lost.

Our officers and directors may become subject to conflicts of interest.

Some of our directors and officers may also become directors, officers, contractors, shareholders or employees of other companies engaged in oil and natural gas exploration and development. To the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms respecting the extent of such participation. In the event that such a conflict of interest arises at a meeting of our directors, a director who has such a conflict will declare his interest and abstain from voting for or against the approval of such participation or such terms. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict. From time to time, several companies may participate in the acquisition, exploration and development of oil and natural gas properties thereby allowing for their participation in larger programs, permitting involvement in a greater number of programs and reducing financial exposure in respect of any one program. A particular company may assign all or a portion of its interest in a particular program to another of these companies due to the financial position of the company making the assignment.

In accordance with the laws of the Yukon Territory, our directors are required to act honestly, in good faith and in the best interests of our company. In determining whether or not we will participate or acquire an interest in a particular program, our officers will primarily consider the potential benefits to our company, the degree of risk to which we may be exposed and our financial position at the time. See “Related Party Transactions.”

We depend on our current management team, the loss of any member of which could delay the further implementation of our business plan or cause business failure.

We are heavily dependent upon the expertise of our management team, especially our executive officers, Lynn Peterson and James Catlin. The loss of Mr. Peterson or Mr. Catlin would have a material adverse effect on us. Neither Mr. Peterson nor Mr. Catlin have entered into an employment agreement with us. We have obtained “key man” insurance for our management. In addition, the loss of the services of either of our executive officers, or any other member of our management team, through incapacity or otherwise, would be costly to us and would require us to seek and retain other qualified personnel. We cannot assure you that we could find a suitable replacement for any member of our management team. See “Management.”

Oil and natural gas reserves decline once a property becomes productive, and we may need to find new reserves to sustain revenue growth.

Even if we add oil and natural gas reserves through our exploration activities, our reserves will decline as they are produced. We will be constantly challenged to add new reserves through further exploration and development of our existing properties. We cannot assure you that our exploration and development activities will be successful in adding new reserves. If we fail to replace reserves, our business, results of operations and financial condition will be adversely impacted.

We will need to make substantial financial and man-power investments in order to assess our internal controls over financial reporting and our internal controls over financial reporting may be found to be deficient.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess our internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission, or SEC, will require us to include this assessment and attestation in our annual report commencing with the annual report we file with the SEC for our fiscal year ended December 31, 2007.

We will incur significant increased costs in implementing and responding to these requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex, and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We may have to invest in additional accounting and software systems. We may be required to hire additional personnel and to use outside legal, accounting and advisory services. In addition, we will incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal control over financial reporting when we are required to, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, we may be required to change our internal control over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

Our focus on exploration activities exposes us to greater risks than are generally encountered in later-stage oil and natural gas property development businesses.

Much of our current activity involves drilling exploratory wells on properties with no proved oil and natural gas reserves. While all drilling, whether developmental or exploratory, involves risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of oil and natural gas. The economic success of any project will depend on numerous factors, including:

•	our ability to drill, complete and operate wells;
•	our ability to estimate the volumes of recoverable reserves relating to individual projects;
•	rates of future production;

•	future commodity prices; and
•	investment and operating costs and possible environmental liabilities.

All of these factors may impact whether a project will generate cash flows sufficient to provide a suitable return on investment. If we experience a series of failed drilling projects, our business, results of operations and financial condition could be materially adversely affected.

We rely on independent experts and technical or operational service providers over whom we may have limited control.

We use independent contractors to provide us with technical assistance and services. We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production. In addition, we rely upon the services of other third parties to explore or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. Our limited control over the activities and business practices of these providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially and adversely affect our business, results of operations and financial condition.

We have not insured and cannot fully insure against all risks related to our operations, which could result in substantial claims for which we are underinsured or uninsured.

We have not insured and cannot fully insure against all risks and have not attempted to insure fully against risks where coverage is prohibitively expensive. We do not carry business interruption insurance coverage. Our exploration, drilling and other activities are subject to risks such as:

•	fires and explosions;
•	environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
•	abnormally pressured formations;
•	mechanical failures of drilling equipment;
•	personal injuries and death, including insufficient worker compensation coverage for third-party contractors who provide drilling services; and
•	natural disasters, such as adverse weather conditions.

Losses and liabilities arising from uninsured and underinsured events, which could arise from even one catastrophic accident, could materially and adversely affect our business, results of operations and financial condition.

Properties that we acquire may not produce oil or natural gas as projected, and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

One of our growth strategies is to pursue selective acquisitions of oil and natural gas reserves. If we choose to pursue an acquisition, we will perform a review of the target properties that we believe is consistent with industry practices. However, these reviews are inherently incomplete. Generally, it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. We may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we may not be able to obtain effective contractual protection against all or part of those problems, and we may assume environmental and other risks and liabilities in connection with the acquired properties.

Our operations in North Dakota, Montana and Wyoming could be adversely affected by abnormally poor weather conditions.

Our operations in North Dakota, Montana and Wyoming are conducted in areas subject to extreme weather conditions and often in difficult terrain. Primarily in the winter and spring, our operations are often curtailed because of cold, snow and wet conditions. Unusually severe weather could further curtail these operations, including drilling of new wells or production from existing wells, and depending on the severity of the weather, could have a material adverse effect on our business, financial condition and results of operations.

In addition, our federal leases generally include restrictions on drilling during the period of November 15 to April 30. These restrictions are intended to protect big game winter habitat and not to restrict operations or maintenance of production facilities. To the extent that our exploration and drilling program on our federal leases cannot be completed during the period of May 1 through November 14, our drilling program may be delayed.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

We deliver oil and natural gas through gathering systems and pipelines that we do not own. These facilities may not be available to us in the future. Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder access to oil and natural gas markets or delay production, if any, at our wells. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Any significant change in our arrangements with gathering system or pipeline owners and operators or other market factors affecting the overall infrastructure facilities servicing our properties would adversely affect our ability to deliver the oil and natural gas we produce to markets in an efficient manner.

Risks Relating to Our Industry

The oil and natural gas industry is subject to significant competition, which may increase costs or otherwise adversely affect our ability to compete.

Oil and natural gas exploration is intensely competitive and involves a high degree of risk. In our efforts to acquire oil and natural gas producing properties, we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also conduct refining and petroleum marketing operations on a worldwide basis. Our ability to compete for oil and natural gas producing properties will be affected by the amount of funds available to us, information available to us and any standards established by us for the minimum projected return on investment. Our products will also face competition from alternative fuel sources and technologies.

Oil and natural gas are commodities subject to price volatility based on many factors outside the control of producers, and low prices may make properties uneconomic for future production.

Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices a producer may expect and its level of production depend on numerous factors beyond its control, such as:

•	changes in global supply and demand for oil and natural gas;
•	economic conditions in the United States and Canada;
•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;
•	government regulation;
•	the price and quantity of imports of foreign oil and natural gas;
•	political conditions, including embargoes, in oil- and natural gas-producing regions;

•	the level of global oil and natural gas inventories;
•	weather conditions;
•	technological advances affecting energy consumption; and
•	the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease revenues on a per unit basis, but also may reduce the amount of oil and natural gas that can be economically produced. Lower prices will also negatively affect the value of proved reserves.

Exploration and drilling operations are subject to significant environmental regulation, which may increase costs or limit our ability to develop our properties.

We may encounter hazards incident to the exploration and development of oil and natural gas properties such as accidental spills or leakage of petroleum liquids and other unforeseen conditions. We may be subject to liability for pollution and other damages due to hazards that we cannot insure against due to prohibitive premium costs or for other reasons. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in some areas.

Existing and possible future environmental legislation, regulations and actions could give rise to additional expense, capital expenditures, restrictions and delays in our activities, the extent of which we cannot predict. Regulatory requirements and environmental standards are subject to constant evaluation and may be significantly increased, which could materially and adversely affect our business or our ability to develop our properties on an economically feasible basis. Before development and production can commence on any properties, we must obtain regulatory and environmental approvals. We cannot assure you that we will obtain such approvals on a timely basis or at all. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of our operations and preclude entirely the economic development of a specific property.

A substantial or extended decline in oil and natural gas prices could reduce our future revenue and earnings.

As with most other companies involved in resource exploration and development, we may be adversely affected by future increases in the costs of conducting exploration, development and resource extraction that may not be fully offset by increases in the price received on sale of oil or natural gas.

Our revenues and growth, and the carrying value of our oil and natural gas properties are substantially dependent on prevailing prices of oil and natural gas. Our ability to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. These factors include changes in global supply and demand for oil and natural gas, economic conditions in the United States and Canada, the actions of OPEC, governmental regulation, the price and quantity of imports in foreign oil- and natural gas-producing regions, political conditions, including embargoes in oil- and natural gas-producing regions, the level of global oil and natural gas inventories, weather conditions, technological advances affecting energy consumption and the price and availability of alternate fuel sources. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on our business, financial condition and results of operations.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Local, national and international economic conditions are beyond our control and may have a substantial adverse effect on our efforts. We cannot guard against the effects of these potential adverse conditions.

Our operations and demand for our products are affected by seasonal factors, which may lead to fluctuations in our operating results.

Our operating results are likely to vary due to seasonal factors. Demand for oil and natural gas products will generally increase during the winter because they are often used as heating fuels. The amount of such increased demand will depend to some extent upon the severity of winter. Because of the seasonality of our business and continuous fluctuations in the prices of our products, our operating results are likely to fluctuate from period to period.

Conducting operations in the oil and natural gas industry subjects us to complex laws and regulations that can have a material adverse effect on the cost, manner and feasibility of doing business.

Companies that explore for and develop, produce and sell oil and natural gas in the United States are subject to extensive federal, state and local laws and regulations, including complex tax and environmental laws and the corresponding regulations, and are required to obtain various permits and approvals from federal, state and local agencies. If these permits are not issued or unfavorable restrictions or conditions are imposed on our drilling activities, we may not be able to conduct our operations as planned. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•	water discharge and disposal permits for drilling operations;
•	drilling bonds;
•	drilling permits;
•	reports concerning operations;
•	air quality, noise levels and related permits;
•	spacing of wells;
•	rights-of-way and easements;
•	unitization and pooling of properties;
•	gathering, transportation and marketing of oil and natural gas;
•	taxation; and
•	waste transport and disposal permits and requirements.

Failure to comply with these laws may result in the suspension or termination of operations and subject us to liabilities under administrative, civil and criminal penalties. Compliance costs can be significant. Moreover, these laws could change in ways that substantially increase the costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our business, financial condition and results of operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our cost of operations or our ability to execute our plans on a timely basis.

Due to domestic drilling activity increases, particularly in fields in which we operate, a general shortage of drilling rigs, equipment, supplies and personnel has developed. As a result, the costs and delivery times of rigs, equipment, supplies or personnel are substantially greater than in previous years. From time to time, these costs have sharply increased and could do so again. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to Our Common Stock

Our common stock has a limited trading history and may experience price volatility.

Our common stock has been trading on the TSX Venture Exchange, or TSX-V, since September 28, 2001, and on the American Stock Exchange, or AMEX, since June 21, 2006. As of April __ 2007, our common stock was not listed for trading as the TSX-V. The volume of trading in our common stock varies greatly and may often be light, resulting in what is known as a “thinly-traded” stock. Until a larger secondary market for our common stock develops, the price of our common stock may fluctuate substantially. The price of our common stock may also be impacted by any of the following, some of which may have little or no relation to our company or industry:

•	the breadth of our stockholder base and extent to which securities professionals follow our common stock;
•	investor perception of our Company and the oil and natural gas industry, including industry trends;
•	domestic and international economic and capital market conditions, including fluctuations in commodity prices;
•	responses to quarter-to-quarter variations in our results of operations;
•	announcements of significant acquisitions, strategic alliances, joint ventures or capital commitments by us or our competitors;
•	additions or departures of key personnel;
•	sales or purchases of our common stock by large stockholders or our insiders;
•	accounting pronouncements or changes in accounting rules that affect our financial reporting; and
•	changes in legal and regulatory compliance unrelated to our performance.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors may only see a return on their investment if the value of our securities appreciates.

Our constating documents permit us to issue an unlimited number of shares without shareholder approval.

Our Articles of Continuation permit us to issue an unlimited number of shares of our common stock. Subject to the requirements of any exchange on which we may be listed, we will not be required to obtain the approval of shareholders for the issuance of additional shares of our common stock. In 2005, we issued 20,671,875 shares of our common stock for net proceeds of $17,879,673. In 2006, we issued 31,589,268 shares of our common stock for net proceeds of $83,209,451. We anticipate that we will, from time to time, issue additional shares of our common stock to provide working capital for future operations. Any further issuances of shares of our common stock from our treasury will result in immediate dilution to existing shareholders and may have an adverse effect on the value of their shareholdings.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, contained in this prospectus, constitute forward-looking statements. In some cases you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “plans,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. Investors should not place undue reliance on our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” and the following:

•	future financial and operating performance;
•	our business strategy;
•	the risks of the oil and natural gas industry, such as operational risks in exploring for, developing and producing oil and natural gas;
•	market demand;
•	risks and uncertainties involving geology of oil and natural gas deposits;
•	the uncertainty of reserves estimates and reserves life;
•	the uncertainty of estimates and projections relating to production, costs and expenses;
•	potential delays or changes in plans with respect to exploration or development projects or capital expenditures;
•	our dependence on key personnel;
•	fluctuations in oil and natural gas prices, foreign currency exchange rates and interest rates;
•	health, safety and environmental risks;
•	uncertainties as to the availability and cost of financing;
•	unforeseen liabilities arising from litigation; and
•	the possibility that government policies or laws may change or governmental approvals may be delayed or withheld.

USE OF PROCEEDS

All proceeds of this offering will be received by the selling shareholders for their own account.

SELLING SHAREHOLDERS

The following is a list of the selling shareholders who held an aggregate of 9,937,568 shares of our common stock covered in this prospectus. At April 30, 2007, we had 87,573,426 shares of common stock issued and outstanding.

	Before Offering			After Offering
Name	Total Number of Shares Beneficially Owned	Percentage of Shares Owned	Number of Shares Offered	Number of Shares Sold	Shares Owned After Offering	Percentage of Shares owned After Offering
University of Texas Intermediate Term Fund All Cap Energy Portfolio	46,700	*	46,700		0	0
Raytheon Master Pension Trust #2 All Cap Energy Account	89,700	*	89,700		0	0
Raytheon Combined DB-DC Master Trust All Cap Energy	114,200	*	114,200		0	0
University of Texas General Endowment Fund All Cap Energy Portfolio	134,900	*	134,900		0	0
University of Texas Permanent University Fund All Cap Energy Portfolio	250,500	*	250,500		0	0
Raytheon Combined DB/DC Master Trust Energy Hedge Account	322,000	*	322,000		0	0
Raytheon Master Pension Trust All Cap Energy Account	392,973	*	392,973		0	0
All-Cap Energy Hedge Fund	435,100	*	435,100		0	0
Edison Sources Ltd.	567,200	*	567,200		0	0
Raytheon Master Pension Trust Energy Hedge Account	2,045,000	2.7%	2,045,000		0	0
SSR Energy and Natural Resources Hedge Fund LLC	2,918,800	3.9%	2,918,800		0	0
Chilton International, L.P	237,177	*	237,177	151,760	0	0
Chilton Global Natural Resource Partners, L.P.	1,024,911	1.3%	1,024,911		0	0
Chilton Investment Partners, L.P	37,704	*	37,704	37,704	0	0
Chilton QP Investment Partners, L.P.	100,208	*	100,208	100,208	0	0
ZLP Master Opportunity Fund, Ltd.	100,000	*	100,000	100,000	0	0
Tommye M. Barnett Trustee Enercom, Inc. Profit Sharing Plan f/b/o Gregory Barnett	25,000	*	25,000		0	0
David Charles	47,595	*	12,195		35,408	*
Satellite Fund II, L.P.	149,899	*	143,979	99,031	5,920	*
Satellite Overseas Fund, Ltd.	400,314	*	385,334	265,035	14,980	*
The Apogee Fund, Ltd.	61,041	*	58,281	40,086	2,760	*
Satellite Fund IV, L.P.	25,309	*	24,169	16,624	1,140	*
Satellite Overseas Fund V, Ltd.	32,476	*	31,286	21,519	1,190	*
Satellite Overseas Fund VI, Ltd.	9,111	*	8,701	5,985	410	*
Satellite Overseas Fund VII, Ltd.	22,362	*	21,742	14,953	620	*
Satellite Overseas Fund VIII, Ltd.	29,281	*	28,051	19,294	1,230	*
Satellite Overseas Fund IX, Ltd.	29,807	*	28,457	19,573	1,350	*
Spindrift Partners L.P.	353,300	*	353,300	127,400	0	0
TOTAL	10,002,568		9,937,568	1,019,172	65,000	*

*  less than 1%

PLAN OF DISTRIBUTION

The selling shareholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. All proceeds will be received by the selling shareholders for their own account. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this Prospectus;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise entered into after the date of this Prospectus;
•	one or more underwritten offerings on a firm commitment or best efforts basis;
•	any other method permitted pursuant to applicable law; and a combination of any such methods of sale.

The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933 (the “Securities Act”), as amended, if available, rather than under this Prospectus, or transfer the securities by gift.

Agents, broker-dealers or underwriters engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved, however compensation to a particular broker-dealer might be in excess of customary commissions. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

In connection with the sale of our common stock or interests therein, the selling shareholders after the date of this Prospectus may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.

The selling shareholders after the date of this Prospectus may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission, or SEC, in connection with this offering on Form F-1, as amended by a post-effective amendment No. 1 to Form F-1 on Form S-3. We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may also read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the SEC’s Internet website at http://www.sec.gov. You may also inspect the documents described herein at our principal executive offices, 1625 Broadway, Suite 330, Denver, Colorado, 80202, during normal business hours.

In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces or territories. You are invited to read and copy any reports, statements or other information that we file with the Canadian provincial securities commissions or other similar regulatory authorities at their respective public reference rooms. These filings are also electronically available from the Canadian System for Electronic Document Analysis and Retrieval at http://www.sedar.com, which is commonly known by the acronym “SEDAR,” the Canadian equivalent of the SEC’s EDGAR system.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act but prior to the termination of any offering of securities made by this prospectus:

•	Our annual report on Form 10-K for the year ended December 31, 2006;
•	Our quarterly report on Form 10-Q for the three-month period ended March 31, 2007;
•	Our current report on Form 8-K filed on May 10, 2007; and
•

The description of our common stock contained in the section titled “Description of Registrant’s Securities to be Registered” contained in our registration statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Kodiak Oil & Gas Corp., Attn: Lynn A. Peterson, 1625 Broadway, Suite 330, Denver, Colorado 80202, telephone number (303) 592-8075.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Legal matters relating to Canadian law and the validity of the common shares offered in this offering are being passed upon for us by Miller Thomson LLP, Vancouver, British Columbia.

EXPERTS

The consolidated financial statements incorporated by reference in this Prospectus and Registration Statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report incorporated by reference herein, and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Amisano Hanson, Chartered Accountants, of Vancouver British Columbia, an independent registered public accounting firm, has audited our consolidated balance sheets as at December 31, 2004 and the related consolidated statements of operations, shareholders’ deficiency and cash flows for each of the year ended December 31, 2004, as set forth in their report incorporated by reference herein. We have incorporated by reference our consolidated financial statements in the prospectus in reliance on Amisano Hanson’s report, given on their authority as experts in accounting and auditing.

Information incorporated by reference into this prospectus regarding our proved reserve estimates as of December 31, 2006 were prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers. Information incorporated by reference into this prospectus regarding our proved reserve estimates as of December 31, 2005 were prepared by Sproule Associates, Inc., independent petroleum engineers.

9,937,568 Shares

Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee	$ 3,370
Legal fees and expenses	75,000
Accounting fees and expenses	5,000
Miscellaneous	6,630

Total	$90,000

Item 15. Indemnification of Officers and Directors

Under the Business Corporations Act (Yukon Territory), or the YBCA, the corporate statute governing us, we may indemnify an individual who:

•	is or was our director or officer; or
•	at our request, is or was a director or officer of, or acted in a similar capacity for, another entity,

against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which that individual is involved because of that association with us or other entity.

However, we are prohibited from indemnifying an individual under the YBCA unless:

•

such individual acted honestly and in good faith with a view to our best interests (or to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at our request, as the case may be); and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such individual had reasonable grounds for believing that such individual’s conduct was lawful.

The YBCA allows us to advance moneys to the individual for the costs, charges and expenses of any civil, criminal, administrative, investigative or other proceeding, but the individual must repay the moneys if the individual does not fulfill the conditions listed above. We may not indemnify or pay the expenses of the individual in respect of an action brought against the individual by or on behalf of us unless such indemnity or payment has been approved by the appropriate court.

We, the individual or other entity may apply to the appropriate court for an order approving indemnity under section 126 of the YBCA and the court may so order or make any further order that it sees fit. The court may order that notice be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

The YBCA provides that we may purchase and maintain insurance for the benefit of any person against any liability incurred by such individual:

•

in the individual’s capacity as a director or officer of the corporation, except when the liability relates to the individual’s failure to act honestly and in good faith with a view to the best interests of the corporation; or

•

in the individual’s capacity as a director or officer of another body corporate if the individual acts or acted in that capacity at the corporation’s request, except when the liability relates to the individual’s failure to act honestly and in good faith with a view to the best interests of the corporation.

Our General By-law No. 1, or the By-laws, provide that, subject to the limitations of the YBCA, we may purchase and maintain such insurance for the benefit of our directors and officers as our board of directors may determine.

Our By-laws provide that, subject to the YBCA, we may indemnify our directors and officers, our former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with us or other entity if:

•

the individual acted honestly and in good faith with a view to our best interest, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We maintain liability insurance which insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted.

Item 16. Exhibits

Exhibit Number	Description of Exhibit
3.1(1)	Certificate of Continuance of Kodiak Oil & Gas Corp., dated September 20, 2001
3.2(1)	Articles of Continuation of Kodiak Oil & Gas Corp.
3.3(1)	General By-Law No. 1
4.1(1)	Kodiak Oil & Gas Corp. Incentive Share Option Plan
5.1(6)	Opinion of Miller Thompson LLP
10.1(1)	Second Amendment of Lease, dated May 27, 2005, between Kodiak Oil & Gas (USA) Inc. and Brookfield Denver Inc.
10.3(1)	Agency Agreement, dated February 22, 2005 between the Company and Jennings Capital
10.4(1)	Agency Agreement, dated January 26, 2004 between the Company and Jennings Capital
10.6(2)	Purchase and Sale Agreement between CP Resources LLC and Warren Resources, Inc. dated June 2003
10.7(2)	Purchase and Sale Agreement between Fancher Resources LLC and Kodiak Oil & Gas (USA) Inc. dated December 6, 2005
10.8(2)	Purchase and Sale Agreement between Staghorn Energy, LLC and Kodiak Oil & Gas (USA) Inc. dated December 6, 2005
10.9(2)	Letter from Hallador Petroleum Company to Kodiak Oil & Gas dated November 21, 2005
10.10(3)	Letter Agreement between CP Resources LLC and Kodiak Oil & Gas Corp. dated May 31, 2002
10.11(3)	Letter Agreement between CP Resources LLC and Kodiak Oil & Gas Corp. dated September 21, 2001
10.12(3)	Letter Agreement between CP Resources LLC and Kodiak Oil & Gas Corp. dated June 19, 2003
10.13(4)	Form of Stock Purchase Agreement, dated as of March 3, 2006, among Kodiak Oil & Gas Corp. and certain investors
10.14(5)	Fourth Amendment to Lease, dated February 14, 2007, between Transwestern Broadreach WTC, LLC and Kodiak Oil & Gas (USA) Inc.
23.1	Consent of Hein & Associates LLP

Exhibit Number	Description of Exhibit
23.2	Consent of Amisano Hanson, Chartered Accountants
23.3	Consent of Netherland Sewell & Associates, Inc.
23.4	Consent of Sproule Associates, Inc.
23.5(6)	Consent of Miller Thomson LLP
24.1	Power of Attorney (previously filed)

(1) Incorporated by reference to our registration statement on Form 20-F (No. 000-51635) filed on November 23, 2005.

(2) Incorporated by reference to Amendment No. 2 to our registration statement on Form 20-F (No. 000-51635), filed on February 8, 2006.

(3) Incorporated by reference to Amendment No. 3 to our registration statement on Form 20-F (No. 000-51635), filed on March 3, 2006.

(4) Incorporated by reference to the our annual report on Form 20-F for the year ended December 31, 2005 (No. 000-51635), filed on May 2, 2006.

(5) Incorporated by reference to our annual report filed on Form 10-K for the year ended December 31, 2006 (No. 001-32920)

(6) Incorporated by reference to Exhibit 5.1 of our registration statement on Form F-1 filed November 22, 2006.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 14, 2007.

KODIAK OIL & GAS CORP.

By:	/s/ Lynn A. Peterson

Lynn A. Peterson

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities on May 14, 2007.

Signature	Title
By: /s/ Lynn A. Peterson Lynn A. Peterson Attorney-in-fact	President (principal executive officer and principal financial officer)

By: * James E. Catlin	Vice President and Secretary

By: * Herrick K. Lidstone, Jr.	Director

By: * Rodney D. Knutson	Director

By: * Hugh J. Graham	Director

By: * Don McDonald	Director

By:/s/ Lynn A. Peterson Lynn A. Peterson, Attorney-in-fact